EXHIBIT 99.2

PRESS RELEASE OF CCSB FINANCIAL CORP.

For more information		FOR IMMEDIATE RELEASE
contact:	Mario Usera President (816) 781-4500	Liberty, Missouri February 2, 2006

JOHN DAVIS NAMED CHAIRMAN OF CLAY COUNTY SAVINGS BANK

MARIO USERA PROMOTED TO PRESIDENT

LIBERTY, MISSOURI - CCSB Financial Corp. (OTC Bulletin Board: CCFC) (the “Company”) announced today that Chairman and Chief Executive Officer John Davis has also been named chairman of its wholly-owned subsidiary bank, Clay County Savings Bank (the “Bank”). Mr. Davis had been president of the Bank and will remain as the chief executive officer of both the Company and the Bank. Mario Usera has been promoted to president and chief operating officer of both the Company and Bank. In other moves, Mary Gray, vice president, has been named treasurer of the Company and the Bank and Alice Crowley has been named an assistant vice president and the internal auditor/compliance officer of the Bank.

Chairman Davis, commenting on behalf of the Company, stated, “The change in titles of the top two executive officers is intended to reflect actual responsibilities within the Company and Bank and does not represent any change in duties within the Company or the Bank.”

Chairman Davis replaces John Cooper as chairman of the Bank. Mr. Cooper had been chairman of the Bank since 1995. Mr. Cooper will remain a director of the Bank, which he has been since 1969. Chairman Davis has been with the Bank since 1981, when he was hired as executive vice president and chief executive officer. He had been previously with the Bank between 1973 and 1975 as a loan officer. Mr. Davis was promoted to the title of president in 1986 and was named to its board of directors in 1992. Mr. Davis became chairman, president and chief executive officer of the Company in 2003, when the Company was formed to acquire Clay County Savings Bank as part of the Bank’s mutual to stock conversion. Chairman Davis, as chief executive officer, will continue to be responsible for the overall performance and direction of the Company and the Bank.

Mr. Usera had been serving as executive vice president and chief financial officer of both the Company and the Bank. He is also a member of the board of directors of both the Company and the Bank. He was hired with the Bank as a vice president in 1997 and promoted to executive vice president in 1999. He assumed the position of chief financial officer upon the formation of the Company and aforementioned mutual to stock conversion. He will remain the Company and Bank’s chief financial officer. Prior to his hiring at the Bank, he was a bank examiner for approximately 15 years. President Usera is responsible for overseeing the day-to-day operations of both the Company and the Bank with both retail and lending operations and the accounting department reporting directly to him. Deborah Jones, senior vice president, remains in charge of retail operations and Debra Coltman, senior vice president, remains in charge of lending operations.

Ms. Gray was named treasurer of the Company and the Bank. She had been serving as comptroller for the Bank and will continue to head its accounting department. She assumes the position from Senior Vice President Jones, who is also secretary for the Company and the Bank. Vice President Gray has been with the Bank since 1983.

Ms. Crowley was promoted to assistant vice president and internal auditor/compliance officer. The position had been vacant since August 2005. Assistant Vice President Crowley has been with the Bank since 1996. She comes from the Bank’s accounting department, where she had been serving as Vice President Gray’s assistant.

Clay County Savings Bank is a full-service community bank headquartered in Liberty, Missouri. In addition to its main office, it has another branch office in Liberty and branch officers in Kearney and Smithville, Missouri. It is in the process of construction of a fifth facility at the intersection of Highway 152 and North Brighton in Kansas City north.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.